Exhibit 23.3

INDEPENDENT AUDITORS’ CONSENT
We consent to the incorporation by reference in Amendment No. 2 to Registration Statement No. 333-104784 of Central European Media Enterprises Limited on Form S-3 of our report dated February 10, 2003 of Slovenska televizna spolocnost, s.r.o (the "Company"), appearing in Amendment No. 3 to the Annual Report on Form 10-K/A, of Central European Media Enterprises Limited for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche, spol. sr.o.
Bratislava, Slovak Republic
14 November 2003